Exhibit 5.1

March 27, 2025

Board of Directors
ABM Industries Incorporated
One Liberty Plaza, 7th Floor

New York, New York 10006

Re:	Registration Statement on Form S-8 Filed by ABM Industries Incorporated 2021 Equity and Incentive Compensation Plan (Amended and Restated February 10, 2025)

Ladies and Gentlemen:

I am the Vice President and Corporate Secretary of ABM Industries Incorporated, a company incorporated under the laws of Delaware (the “Company”). In connection with the registration of 2,425,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company that may be issued or delivered and sold pursuant to the ABM Industries Incorporated 2021 Equity and Incentive Compensation Plan (Amended and Restated February 10, 2025) (the “Plan”), I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, stock appreciation right, restricted stock, restricted stock unit, performance share, performance unit or other applicable agreements thereunder (collectively, the “Evidence of Awards”) will be, when issued or delivered and sold in accordance with the Plan and the applicable Evidence of Awards, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission. I consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the “Act”) or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion speaks as of its date and is strictly limited to the matters stated herein and I assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. This opinion is governed by and is to be construed in accordance with Delaware law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Delaware.

Very truly yours,

/s/ David R. Goldman
David R. Goldman
Vice President and Corporate Secretary